UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

AMERICAN PHYSICIANS CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number 000-32057

Michigan (State of Incorporation)	38-3543910 (IRS Employer Identification No.)

1301 North Hagadorn Road, East Lansing, Michigan 48823
(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code): (517) 351-1150

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

      On February 23, 2005, American Physicians Capital, Inc. (the “Company”), through its wholly-owned operating subsidiary American Physicians Assurance Corporation, entered into new employment agreements with its executive officers, R. Kevin Clinton, President and Chief Executive Officer, Frank H. Freund, Chief Financial Officer and Annette E. Flood, Chief Operation Officer. The employment agreements were approved and recommended by the Company’s Compensation Committee and supersede the existing employment agreements with these executives.

      Unless sooner terminated as provided therein, the agreements continue in effect for one year. Thereafter, the term automatically extends for one additional day for each successive day of the executive’s employment with the Company unless replaced or terminated.

      The agreements provide for base salaries equal to those in effect during 2004, as follows:

Executive	Title	Base Salary
R. Kevin Clinton	President and Chief Executive Officer	$437,000
Annette E. Flood	Chief Operating Officer (American Physicians)	$200,000
Frank H. Freund	Executive Vice President, Treasurer and Chief Financial Officer	$300,000

The Company’s Compensation Committee will soon be evaluating executive salaries for 2005 as part of its annual executive compensation review and may increase the salaries of some or all of these executives following that evaluation.

      In addition, the agreements provide for participation in the Company’s short-term and long-term incentive plans, disability insurance, expense reimbursement and other customary employment benefits. In the event of (i) the “involuntary termination” of the executive, (ii) termination by the Company within 12 months following a “change in control” or (iii) termination by the executive within 12 months following a “change in control,” the executive is entitled to:

•	a lump-sum payment of 24 months of the then-current base salary;

•	bonus payments equal to 150% of the greater of (a) the full year bonus for the calendar year in which termination occurs or (b) the average of his or her last two annual bonuses;

•	a lump sum payment of 18 times the then current monthly medical and dental coverage premiums (medical and dental insurance benefits are terminated upon termination of employment);

•	a $4,000 benefit payment to be applied toward the purchase of terminated disability, life and other insurance coverages; and

•	payouts of awards under long-term incentive plans, 401(k) plans and other benefit plans, as well as earned but unused paid time off.

      “Involuntary termination” is defined in the agreements to mean:

•	termination by the Company without cause;

•	permanent relocation of the executive more than 90 miles from the executive’s principal place of employment without the employee’s consent;

•	a material reduction of the executive’s duties and responsibilities; or

•	a reduction in the executive’s annual base salary.

A “change in control” is defined in the agreements to mean:

•	the sale by the Company of all or substantially all of its assets;

•	the sale, exchange or other disposition of the Company of more than 50% of the Company’s outstanding stock, other than by sale, exchange or disposition of the common stock from a stock offering sponsored or initiated by the Company or its Board of Directors;

•	the merger or consolidation of the Company in which the company’s shareholders receive less than 50% of the outstanding voting stock of the new or continuing entity; or

•	a change of more than 50% of the directors of the Company’s Board of Directors, other than pursuant to nomination by a majority of the directors continuing in office.

      In the event of termination under other circumstances, an executive is entitled to earned salary through the termination date, earned but unused time off and benefits earned under employee benefit plans through the termination date. If termination is due to death or disability, an executive (or the executive’s estate) is entitled to a prorated portion of the executive’s bonus for the year of termination.

      Each of the executives has agreed to preserve the confidentiality of the Company’s trade secrets, not to solicit customers of the Company for a period of one year following termination of employment and not to solicit the Company’s employees for a period of two years following termination of employment. Each executive also agrees not to compete with, or work for a competitor of, the Company for a period of one year following termination of employment.

      The form of employment agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

      (c) Exhibits.

10.1	Form of Executive Employment Agreement, dated February 23, 2005, by and between American Physicians Assurance Corporation and each of R. Kevin Clinton, Frank H. Freund and Annette E. Flood.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 28, 2005

AMERICAN PHYSICIANS CAPITAL, INC.
By:	/s/ R. KEVIN CLINTON
R. Kevin Clinton
President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description
10.1	Form of Executive Employment Agreement, dated February 23, 2005, by and between American Physicians Assurance Corporation and each of R. Kevin Clinton, Frank H. Freund and Annette E. Flood.